Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 16, 2018 (April 16, 2018 as to Note 9 and the correction of immaterial error disclosed in Note 2) relating to the combined financial statements of Charah, LLC and its subsidiaries and Allied Power Management, LLC and its subsidiaries, appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

May 18, 2018